As filed with the U.S. Securities and Exchange Commission on August 13, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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APOLLO ENDOSURGERY, INC.
(Exact name of registrant as specified in its charter)

Delaware	16-1630142
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
_____________________
1120 South Capital of Texas Highway
Building 1, Suite 300
Austin, Texas 78746
(512) 279-5100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_____________________
Todd Newton
Chief Executive Officer
1120 South Capital of Texas Highway
Building 1, Suite 300
Austin, Texas 78746
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_____________________
Copies to:
Mark B. Weeks
John T. McKenna
Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
(650) 843-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	20,000,000	$1.53	$30,600,000	$3,972

(1)We are registering (i) 2,480,000 shares of our common stock and (ii) 17,520,000 shares of our common stock issuable upon the exercise of pre-funded warrants with an exercise price of $0.001 per share. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional number of our shares as may be issuable from time to time as a result of stock splits, stock dividends, capitalizations or similar events.
(2)Estimated solely for the purposes of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the registration fee has been calculated based upon the average of the high and low prices, as reported by The Nasdaq Global Market, for our shares of common stock on August 7, 2020.
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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED AUGUST 13, 2020
PRELIMINARY PROSPECTUS
20,000,000 Shares
Common Stock
This prospectus relates to the proposed resale from time to time of up to 20,000,000 shares of our common stock, par value $0.001 per share, or the Resale Shares, of which 2,480,000 shares are issued and outstanding and 17,520,000 shares are issuable upon the exercise of pre-funded warrants to purchase shares of common stock, by the selling stockholders named herein, together with any additional selling stockholders listed in a prospectus supplement (together with any of such stockholders’ transferees, pledgees, donees or successors).
We are registering the offer and sale of the Resale Shares from time to time by the selling stockholders to satisfy the registration rights they were granted in connection with the issuance of the Resale Shares and pre-funded warrants to purchase Resale Shares. We will not receive any proceeds from the sale of the Resale Shares by the selling stockholders.
The selling stockholders may offer and sell or otherwise dispose of the Resale Shares described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all underwriting fees, commissions and discounts, if any, attributable to the sales of Resale Shares and any transfer taxes. We will bear all other costs, expenses and fees in connection with the registration of the Resale Shares. See “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of their Resale Shares.
Our common stock is listed on The Nasdaq Global Market under the trading symbol “APEN.” On August 12, 2020, the closing price of our common stock was $1.51 per share.
Investing in shares of our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” on page 2 of this prospectus and any similar section contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this prospectus is                          , 2020.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, certain selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings or otherwise as described under “Plan of Distribution.”
This prospectus may be supplemented from time to time by one or more prospectus supplements. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any shares being offered.
Neither we nor the selling stockholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any related prospectus supplement or any free writing prospectus that we have authorized. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the respective dates of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.
Throughout this prospectus, the terms “we,” “us,” “our,” and our "company" refer to Apollo Endosurgery, Inc. and its subsidiaries.
i

APOLLO ENDOSURGERY, INC.
Overview
We are a medical technology company primarily focused on the design, development and commercialization of innovative medical devices to advance gastrointestinal endoscopy. We develop and distribute devices for minimally invasive gastrointestinal procedures that are used by surgeons and gastroenterologists for a variety of procedures related to gastrointestinal defect and complication management or bariatric (weight loss) interventional treatment. Our core products are the OverStitch Endoscopic Suturing System and Intragastric Balloon (most often branded as Orbera).
We have offices in the United Kingdom and Italy that oversee commercial activities outside the U.S. and a products manufacturing facility in Costa Rica. All other activities are managed and operated from facilities in Austin, Texas.
Corporate Background
Apollo was founded in 2005, and is currently incorporated in Delaware with headquarters in Austin, Texas. Our company was founded to develop and commercialize innovations originating from a collaboration of physicians from the Mayo Clinic, Johns Hopkins University, Medical University of South Carolina, the University of Texas Medical Branch and the Chinese University of Hong Kong, who called themselves the Apollo Group. The work of the Apollo Group resulted in a significant portfolio of patents in the field of flexible endoscopy and minimally invasive surgery aimed at minimizing the trauma of surgical access by taking advantage of natural orifices to deliver surgical tools to targeted areas.
In December 2016, we completed our business combination with Lpath, Inc., a publicly traded company, in accordance with the terms of an agreement and plan of merger and reorganization, dated September 8, 2016. Following the merger, Lpath was renamed “Apollo Endosurgery, Inc.” and our common stock began trading on the Nasdaq Global Market, or Nasdaq, under the symbol “APEN.”
“Orbera,” “OverStitch,” the Apollo logo and other trademarks or service marks of Apollo Endosurgery, Inc. appearing in this prospectus are the property of Apollo Endosurgery, Inc. Other trademarks, service marks or trade names appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.
Our principal executive offices are located at 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746. Our telephone number is (512) 279-5100.

RISK FACTORS
Investing in shares of our common stock involves a high degree of risk. Before deciding whether to invest in shares of our common stock, you should consider carefully the risks and uncertainties discussed in this section and under the sections titled Risk Factors contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference, any prospectus supplement and any free writing prospectus that we may authorize. Please also read carefully the section titled “Special Note Regarding Forward-Looking Statements.”
Risks Related to Ownership of Our Common Stock
Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid.
The market price of our common stock could be subject to significant fluctuations. Market prices for securities of early-stage medical device, pharmaceutical and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:
•a slowdown in the medical device industry or the general economy, including due to the COVID-19 pandemic;
•inability to obtain adequate supply of the components for any of our products, or inability to do so at acceptable prices;
•performance of third parties on whom we may rely, including for the manufacture of the components for our products, including their ability to comply with regulatory requirements;
•the results of our current and any future clinical trials of our devices;
•unanticipated or serious safety concerns related to the use of any of our products;
•the entry into, or termination of, key agreements, including key commercial partner agreements;
•the initiation of, material developments in or conclusion of litigation to enforce or defend any of our intellectual property rights or defend against the intellectual property rights of others;
•announcements by us, our commercial partners or our competitors of new products or product enhancements, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;
•competition from existing technologies and products or new technologies and products that may emerge;
•the loss of key employees;
•changes in estimates or recommendations by securities analysts, if any, who may cover our common stock;
•general and industry-specific economic conditions that may affect our research and development expenditures;
•the low trading volume and the high proportion of shares and convertible securities held by affiliates;
•changes in the structure of health care payment systems and insurance coverage related to our products and procedures that utilize our products; and
•period-to-period fluctuations in our financial results.
Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock.
In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

We incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.
We will continue to incur significant legal, accounting and other expenses including costs associated with public company reporting requirements. We will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and The Nasdaq Stock Market LLC. Our executive officers, service providers and other personnel will need to devote substantial time to these rules and regulations. These rules and regulations are expected to increase our legal and financial compliance costs and to make some other activities more time consuming and costly. These rules and regulations may also make it difficult and expensive for us to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers of the Company, which may adversely affect investor confidence and could cause our business or stock price to suffer.
Anti-takeover provisions in our charter documents and under Delaware General Corporate Law could make an acquisition of the Company more difficult and may prevent attempts by our stockholders to replace or remove Company management.
Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may delay or prevent an acquisition or a change in management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporate Law, which prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Although we believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.
We do not anticipate that we will pay any cash dividends in the foreseeable future.
The current expectation is that we will retain future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain, if any, for the foreseeable future. In addition, our ability to pay dividends is limited by covenants in our loan and security agreement with Solar Capital, Ltd. Additionally, we are a holding company, and our ability to pay dividends will be dependent upon our subsidiaries’ ability to make distributions, which may be restricted by covenants in our credit agreement or any future contractual obligations.
Future sales and issuances of our common stock or other securities may result in significant dilution or could cause the price of our common stock to decline.
We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. However, if certain of our existing stockholders sell, or indicate an intention to sell, including pursuant to this prospectus, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. In addition, shares of common stock that are subject to outstanding options will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and Rules 144 and 701 under the Securities Act of 1933 as amended, or the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.
The conversion of some or all of our 6.0% Convertible Debentures due 2024 or the exercise of pre-funded warrants to purchase shares of our common stock, or the Warrants, may also dilute the ownership interests of existing stockholders. Any sales in the public market of any shares of our common stock issuable upon such conversion or exercise could negatively impact prevailing market prices of our common stock. In addition, the anticipated conversion of the convertible debentures into shares of common stock or exercise of the pre-funded warrants for shares of common stock could depress the price of our common stock.
We also expect that additional capital may be needed in the future to fund our operations. To raise capital, we may sell common stock, preferred stock, convertible securities or such other equity securities in one or more transactions at prices and in a manner we determine from time to time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.
The limited public float and trading volume for our common stock may have an adverse impact and cause significant fluctuation of market price.
As of June 30, 2020, the majority of the outstanding shares of our common stock was held by a relatively small number of stockholders. Our officers, directors, and members of management acquire stock or have the potential to own stock through previously granted equity awards. Consequently, our common stock has a relatively small float and low average daily trading volume, which could affect a stockholder’s ability to sell our stock or the price at which it can be sold. In addition, future sales of substantial amounts of our common stock in the public market by those larger stockholders, or the perception that these sales could occur, may adversely impact the market price of the stock and our stock could be difficult for a stockholder to liquidate.
Our amended and restated certificate of incorporation and amended and restated bylaws designate the Court of Chancery of the State of Delaware and the federal district courts of the United States of America as the exclusive forums for substantially all disputes between us and our stockholders, which will restrict our stockholders' ability to choose the judicial forum for disputes with us or our directors, officers, or employees.
Our amended and restated certificate of incorporation and amended and restated bylaws each provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine.
The provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. Our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
These exclusive choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If a court were to find the exclusive-forum provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:
•our ability to become profitable and generate consistent cash flows to remain profitable;
•our plans to develop and commercialize additional products;
•our plans to grow our customer base, both domestically and internationally;
•our ability to attract and retain highly qualified personnel;
•our ability to develop, expand and manage a world-wide sales organization;
•our ability to protect and enhance our products and intellectual property;
•our expectations concerning our relationships and actions with third parties;
•our ability to obtain and maintain approvals to sell existing and future products from domestic and international regulatory bodies;
•future regulatory, judicial and legislative changes in our industry;
•the results of our ongoing or future clinical trials of our devices;
•our ability to maintain and operate our business in light of the COVID-19 pandemic;
•our financial performance; and
•developments and projections relating to our competitors, our industry and the general economy.
In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “intends,” “may,” “plans,” “potential,” “will,” “would,” or the negative of these terms or other similar expressions. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements as predictions of future events. We discuss in greater detail many of these risks in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should read this prospectus, together with the documents we have filed with the SEC that are incorporated by reference, any prospectus supplement and any free writing prospectus that we may authorize completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of shares of our common stock in this offering. The selling stockholders will receive all of the proceeds from the sale of shares of common stock hereunder.

DESCRIPTION OF CAPITAL STOCK
The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation and amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our amended and restated certificate of incorporation and bylaws. For information on how to obtain copies of our amended and restated certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.
General
We have authorized capital stock of up to (i) 100,000,000 shares of common stock, par value $0.001 per share and (ii) 15,000,000 shares of preferred stock. As of June 30, 2020, there were 21,196,387 shares of common stock issued and outstanding, which shares were held by 104 stockholders of record, and no shares of preferred stock outstanding.
The following is a summary of the material provisions of the common stock and preferred stock provided for in our amended and restated certificate of incorporation and amended and restated bylaws.
Common Stock
All outstanding shares of our common stock are fully paid and nonassessable.
Voting Rights
Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote, except matters that relate only to a series of preferred stock.
In general, stockholder action (except for certain bylaw amendments and certain amendments to our amended and restated certificate of incorporation, which requires the affirmative vote of at least two-thirds of the shares entitled to vote) is based on the affirmative vote of holders of a majority of the shares of common stock represented either in person or by proxy and entitled to vote on such action. Directors are elected by majority vote, unless there is a contested election in which case the bylaws provide for plurality voting.
Dividends
Subject to limitations under Delaware law and preferences that may apply to any then-outstanding shares of preferred stock, holders of our common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor.
Dividends, if any, will be contingent upon revenues and earnings, if any, and capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the board of directors. We presently intend to retain all earnings, if any, and accordingly the board of directors does not anticipate declaring any dividends.
Liquidation
In the event of a liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and after providing for each class of stock, if any, having preference over the common stock, subject to the liquidation preference of any then outstanding shares of preferred stock.
Miscellaneous
Holders of common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.
Preferred Stock
Our preferred stock, par value $0.001 per share, may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors (authority to do so being hereby expressly vested in our board of directors). The board of directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.
The issuance of preferred stock may delay, deter or prevent a change in control. The description of preferred stock above and the description of the terms of a particular series of preferred stock in any applicable prospectus supplement are not complete. You should refer to any applicable certificate of designation for complete information.
The General Corporate Law of the State of Delaware, or DGCL, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.
The board of directors may specify the following characteristics of any our preferred stock:
•the maximum number of shares;
•the designation of the shares;
•the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date or dates on which dividends will accrue, the dividend payment dates and whether dividends will be cumulative;
•the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;
•the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;
•any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund
•the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;
•the voting rights; and
•any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.
The issuance of preferred stock will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:
•restricting dividends on the common stock;
•diluting the voting power of the common stock;
•impairing the liquidation rights of the common stock; or
•delaying or preventing changes in control or management of the company.
The board of directors of our company has no present plans to issue any shares of preferred stock nor are any shares of preferred stock presently outstanding. Any shares of our preferred stock issued in the future will be fully paid and nonassessable upon issuance.
Warrants
In July 2020, we issued 2,480,000 shares of common stock, or the Shares, and pre-funded warrants, or the Warrants, to purchase up to 17,520,000 shares of common stock, or the Warrant Shares, to the selling stockholders in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, by virtue of Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder. Each Warrant has an initial exercise price equal to $0.001 per Warrant Share. The Warrants are immediately exercisable and may be exercised for cash or not exercised at any time until the Warrants are exercised in full, subject to the restrictions described below. The exercise price and number of Warrant Shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends or distributions, stock splits, reclassifications, reorganizations or similar events affecting our common stock or the exercise price per share. There is no trading market available for the Warrants, and we do not intend to list the Warrants, on any securities exchange or nationally recognized trading system. Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer. Except as otherwise provided in the Warrant or by virtue of such holder's ownership of shares of our common stock, the holders of the Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Warrants.
To comply with applicable listing rules of The Nasdaq Stock Market LLC, we have agreed to call a special meeting of our stockholders by October 7, 2020 to approve the issuance of any Warrant Shares upon exercise of the Warrants that, together with the Shares, would equal 20% or more of our total shares of common stock outstanding. Prior to the receipt of stockholder approval of such proposal, holders of the Warrants will be restricted from exercising their Warrants if the Warrant Shares issuable upon such exercise, taken together with the Shares and any other Warrant Shares issued and outstanding, would equal 20% or more of our total shares of common stock outstanding. In addition, certain holders of the Warrants have elected to restrict their ability to exercise any portion of the Warrant to the extent that such holder would own more than 4.99% or 9.99%, depending on the applicable election, of outstanding common stock immediately after such exercise. However, any holder of a Warrant may decrease such percentage upon at least 61 days' prior written notice from the holder to us. No fractional shares of common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share. Upon the later of (i) stockholder approval of the issuance of Warrant Shares as described above and (ii) the effective date of the registration statement of which this prospectus is a part, the Warrants will be automatically net exercised, subject to elected exercise restrictions described above. Following such automatic net exercise, the Warrants will remain outstanding to the extent Warrant Shares remain unexercised due to exercise restrictions.
In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, any unexercised portion of each Warrant will be automatically net exercised in full immediately prior to the closing of such a fundamental transaction, without giving effect to any election of exercise restrictions described above, following which each Warrant will immediately terminate.
Advance Notice Requirement
Our bylaws contain advance notice requirements for business to be brought before an annual or special meeting of stockholders, including nominations of persons for election as directors. As a result, stockholders must satisfy specific timing and information requirements in order to have a proposal considered at or in order to nominate a person for election as a director at an annual or special meeting. Any proposal or nomination that fails to comply with these timing and information requirements may be disqualified.
No Cumulative Voting
Our amended and restated certificate of incorporation does not include a provision for cumulative voting for directors.
Authorized but Unissued Shares
The authorized but unissued shares our common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control by means of a proxy contest, tender offer, merger or otherwise.
Size of Board and Vacancies
Our amended and restated bylaws provide that the number of directors on the board of directors is fixed exclusively by the board of directors. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by (i) a majority vote of the directors based on the total number of designated directors, though less than a quorum, or by the sole remaining director or (ii) the stockholders holding a majority of the voting power of all of the then outstanding shares of capital stock of our company authorized by law or by the charter to vote on such action at a duly called annual meeting or a duly called special meeting of stockholders (including the special election meeting discussed below). The directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, incapacity, resignation or removal of any director.
Amendments of Governance Documents
Our amended and restated certificate of incorporation and amended and restated bylaws provide that the affirmative vote of the holders of at least 66 2/3% of the voting stock then outstanding is required to amend certain provisions relating to the number, term, election and removal of its directors, the filling of its board vacancies, stockholder notice procedures, the calling of special meetings of stockholders, stockholders ability to act by written consent, and the indemnification of directors.
Limitations on Liability, Indemnification of Officers and Directors and Insurance
Our amended and restated certificate of incorporation includes provisions that require us to indemnify, to the fullest extent allowable under the DGCL, our directors and officers for monetary damages for actions taken as a director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation also provides that we must advance reasonable expenses to directors and officers, subject to receipt of an undertaking from the indemnified party as may be required under the DGCL.
Anti-Takeover Effects of Provisions of Our Charter Documents
Provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of the company to first negotiate with the board of directors. The benefits of increased protection of the potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the company because negotiation of these proposals could result in an improvement of their terms.
Undesignated Preferred Stock
The authority of our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making it more difficult or more costly to obtain control of the company. The board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.
Indemnification
We are also expressly authorized by the DGCL to carry directors’ and officers’ insurance to protect the company, its directors, officers and certain employees for some liabilities. The indemnification and advancements provisions in our amended and restated certificate of incorporation and amended and restated bylaws, respectively, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our company and its stockholders. The indemnification provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a derivative or direct suit, our company pays the litigation costs of the directors and officers and the costs of settlement and damage awards against directors and officers pursuant to these indemnification and advancements provisions.
We maintain standard policies of insurance that provide coverage (i) to directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification and advancements payments that it may make to such directors and officers.
We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to our company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements may facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.
Insofar as the above described indemnification provisions permit indemnification of directors, officers or persons controlling our company for liability arising under the Securities Act, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:
•permit our board of directors to issue up to 15,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;
•provide that the authorized number of directors may be changed only by resolution of our board of directors;
•provide that our board of directors will be classified into three classes of directors;
•provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;
•provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;
•provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;
•provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and
•not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.
The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.
The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.
Choice of Forum
Our amended and restated certificate of incorporation and amended and restated bylaws each provide that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim that is governed by the internal affairs doctrine. These exclusive-forum provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. Our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
Our amended and restated certificate of incorporation does not contain a similar provision providing that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations thereunder because the provision is included in our amended and restated bylaws.
Anti-Takeover Effects of Delaware Law
Our company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 generally prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
In general, Section 203 defines business combination to include the following:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of either the assets or outstanding stock of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.
In general, Section 203 defines interested stockholder as an entity or person who, together with affiliates and associates, beneficially owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
The provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in management. It is possible that these provisions may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Transfer Agent and Registrar
Our common stock is listed on The Nasdaq Global Market under the symbol “APEN.” The transfer agent and registrar for the common stock is Nevada Agency and Transfer Company. Its address is 50 West Liberty Street, Suite 880, Reno, Nevada 89501, and its telephone number is (775) 322-0626.

SELLING STOCKHOLDERS
We have prepared this prospectus to allow the selling stockholders to offer and sell from time to time up to 20,000,000 shares of our common stock for their own account, consisting of (i) 2,480,000 shares of common stock issued and outstanding, or the Shares, and (ii) 17,520,000 shares of common stock, or the Warrant Shares, issuable upon the exercise of pre-funded warrants to purchase shares of common stock, or the Warrants, held by certain of the selling stockholders. For a description of the Warrants, see “Description of Capital Stock—Warrants.”
We are registering the offer and sale of the Shares beneficially owned by the selling stockholders to satisfy certain registration obligations that we granted the selling stockholders in connection with the purchase of the Shares and the Warrants. Pursuant to a registration rights agreement we entered into in connection with such transaction, we have agreed to use our best efforts to keep the registration statement, of which this prospectus is a part, effective until the earliest to occur of the following: (i) such time as there are no Shares, Warrant Shares and Warrants outstanding, (ii) when the Shares and Warrant Shares may be freely sold pursuant to Rule 144 under the Securities Act or (iii) July 21, 2021.
The following table sets forth (i) the name of each selling stockholder, (ii) the number of shares beneficially owned by each of the respective selling stockholders, including the Shares and the Warrant Shares, (iii) the number of Shares and Warrant Shares that may be offered under this prospectus and (iv) the number of shares of our common stock beneficially owned by the selling stockholders assuming all of the Shares and Warrant Shares covered hereby are sold.
The number of shares of common stock set forth in the following table for any selling stockholder does not take into account the exercise limitations described under “Description of Capital Stock—Warrants” and set forth in the Warrants or beneficial ownership limitations set forth in any selling stockholder’s 6.0% Convertible Debentures due 2024, or the Convertible Debentures. Accordingly, the number of shares of common stock set forth in the following table for any stockholder may exceed the number of shares of common stock that it could own beneficially at any given time as a result of its ownership of Warrants or Convertible Debentures. As a result, the actual number of Warrant Shares that may be issued to and sold by the selling stockholders could be materially less or more than the estimated numbers in the column titled “Number of Shares Being Offered” depending on factors which cannot be predicted by us at this time. In addition, we do not know how long the selling stockholders will hold the Shares or Warrant Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any Shares or Warrant Shares.
To our knowledge, none of the selling stockholders has, or during the three years prior to the date of this prospectus has had, any position, office or other material relationships with us or any of our affiliates, except that (i) we and each selling stockholder are party to the registration rights agreement dated July 17, 2020 relating to the Shares and the Warrant Shares described above, (ii) R. Kent McGaughy, Jr., the sole shareholder and managing director at CPMG, Inc., is a member of our Board of Directors and (iii) in August 2019, we issued and sold Convertible Debentures to each of the selling stockholders or their affiliates, other than Mr. Harris, Mr. Hartfiel, Mr. Lipman and Mr. Hultstrand, in a private placement exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) and Rule 506 of Regulation D thereunder and entered into a registration rights agreement with the holders of the Convertible Debentures to register under the Securities Act the offer and sale by such holders of the shares of common stock underlying the Convertible Debentures. To our knowledge, except as set forth in the table below, none of the selling stockholders are broker-dealers or are affiliated with a broker-dealer, nor at the time of the acquisition did any selling stockholders have direct or indirect agreements or understandings with any person to distribute any common stock, including the Shares and the Warrant Shares.
The information set forth in the table below is based upon information obtained from the selling stockholders. Beneficial ownership of the selling stockholders is determined in accordance with Rule 13d-3(d) under the Exchange Act. The percentage of shares beneficially owned after the offering is based on 41,196,387 shares of our common stock outstanding as of June 30, 2020, after giving effect to the issuance of 2,480,000 Shares and 17,520,000 Warrant Shares assuming full exercise of the Warrants.
As used in this prospectus, the term “selling stockholders” includes the selling stockholders listed in the table below, together with any additional selling stockholders listed in a prospectus supplement, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive Shares in any non-sale transfer after the date of this prospectus. Unless otherwise indicated, the address for each selling stockholder is c/o Apollo Endosurgery, Inc., 1120 South Capital of Texas Highway, Building 1, Suite 300, Austin, TX 78746.

	Shares of Common Stock Beneficially Owned Prior to this Offering		Beneficial Ownership After this Offering
Name of Selling Stockholder		Number of Shares Being Offered	Number of Shares	Percent of Outstanding Common Stock
Entities affiliated with CPMG, Inc.(1)	5,308,167	1,780,000	3,528,167	8.1%
Stonepine Capital, L.P.(2)	5,704,897	2,400,000	3,304,897	7.7
Persons and Entities affiliated with Laurence Lytton(3)	6,220,086	3,520,000	2,700,086	6.4
Nantahala Capital Partners SI, LP(4)(11)	8,625,461	6,912,505	1,712,956	4.1
Nantahala Capital Partners II Limited Partnership(5)(11)	2,070,039	1,526,618	543,421	1.3
Blackwell Partners LLC - Series A(6)(11)	1,672,360	1,148,292	524,068	1.3
Gagnon Investment Associates Master Fund LLC(7)	1,319,846	800,000	519,846	1.3
NCP QR LP(8)(11)	879,952	767,770	112,182	*
Nantahala Capital Partners Limited Partnership(9)(11)	718,451	476,685	241,766	*
Silver Creek CS SAV, L.L.C.(10)(11)	548,181	368,130	180,051	*
Kevin Harris(12)	104,000	104,000	—	*
John C. Lipman(13)	100,000	100,000	—	*
William F. Hartfiel III(14)	80,000	80,000	—	*
Donald R. Hultstrand(15)	16,000	16,000	—	*
All Selling Stockholders	33,367,440	20,000,000	13,367,440	27.9
_________________
* Less than one percent.
(1)Consists of (i) 477,120 shares of common stock held by Curlew Fund, LP (including 180,000 Shares) and 146,577 shares of common stock that the Curlew Fund, LP has the right to acquire upon the conversion of its Convertible Debentures; (ii) 45,594 shares of common stock held by Crested Crane, LP; (iii) 1,707,208 shares of common stock held by Roadrunner Fund, LP (including 1,200,000 Shares) and 1,465,770 shares of common stock that Roadrunner Fund, LP has the right to acquire upon the conversion of its Convertible Debentures; (iv) 400,675 shares of common stock held by Mallard Fund, LP; (v) 63,671 shares of common stock held by Kestrel Fund, LP.; and (vi) 415,244 shares of common stock held by Killdeer Fund, LP (including 400,000 Shares) and 586,308 shares of common stock that Killdeer Fund LP has the right to acquire upon the conversion of its Convertible Debentures. Curlew Fund, LP, Crested Crane, LP, Roadrunner Fund, LP, Mallard Fund, LP and Killdeer Fund, LP are collectively referred to as the CPMG Entities. The Convertible Debentures may not be converted to the extent that the CPMG Entities would beneficially own more than 19.99% of our shares of common stock outstanding immediately after giving effect to the conversion. CPMG, Inc. is the general partner of each CPMG Entity and has voting and investment control over the shares beneficially owned by the CPMG Entities. R. Kent McGaughy, Jr., a member of our Board of Directors, is the sole shareholder and managing director of CPMG, Inc. and may be deemed to share voting and investment power with respect to the securities beneficially owned by the CPMG Entities. Mr. McGaughy disclaims beneficial ownership of the securities beneficially owned by the CPMG Entities except to the extent of any pecuniary interest therein. The address of the CPMG Entities is c/o CPMG, Inc., 2000 McKinney, Suite 2125, Dallas, Texas 75201.
(2)Consists of 1,425,435 shares of common stock held by Stonepine Capital, L.P., 2,400,000 Warrant Shares underlying Warrants held by Stonepine Capital, L.P. and 879,462 shares that Stonepine Capital, L.P. has the right to acquire upon the conversion of its Convertible Debentures. The Convertible Debentures and a pre-funded warrant dated August 12, 2019 held by Stonepine Capital, L.P. to acquire up to 1,000,000 shares of common stock may not be converted or exercised, as applicable, to the extent that Stonepine Capital, L.P. and its affiliated entities would beneficially own more than 9.99% of our shares of common stock outstanding immediately after giving effect to such conversion or exercise. The figures presented above do not give effect to any such beneficial ownership limitations. Stonepine Capital Management LLC is the general partner and investment advisor of investment funds, including Stonepine Capital, L.P., and controls its investment and voting decisions. Jon M. Plexico and Timothy P. Lynch share voting and dispositive power over the securities beneficially owned by Stonepine Capital, L.P. Each of Mr. Plexico and Mr. Lynch disclaims beneficial ownership of the shares beneficially owned by Stonepine Capital, L.P. except to the extent of any pecuniary interest therein. The address of Stonepine Capital, L.P. is c/o Stonepine Capital Management, LLC, 919 NW Bond Street, Suite 204, Bend, Oregon 97703.
(3)Consists of (i) 1,527,470 shares of common stock beneficially owned by Laurence Lytton, (ii) 1,200,000 Warrant Shares underlying Warrants held by Mr. Lytton, (iii) 1,600,000 Warrant Shares underlying Warrants held by the Lytton-Kambara Foundation, (iv) 720,000 Warrant Shares underlying Warrants held by the Alice W. Lytton Family LLC and (v) 1,172,616 shares of common stock that Mr. Lytton has the right to acquire upon the conversion of his Convertible Debentures. The Warrants may not be exercised to the extent that Mr. Lytton and/or his affiliated persons or entities would beneficially own more than 9.99% of our shares of common stock outstanding immediately after giving effect to the exercise. Mr. Lytton may be deemed to have voting and dispositive power with respect to the shares of common stock beneficially owned by the Lytton-Kambara Foundation and the Alice W. Lytton Family LLC. The address for Mr. Lytton, the Lytton-Kambara Foundation and the Alice W. Lytton Family LLC is c/o Laurence Lytton, 467 Central Park West, New York, New York 10025.
(4)Consists of 1,012,239 shares of common stock held by such selling stockholder, 6,912,505 Warrant Shares underlying Warrants held by such selling stockholder and 700,717 shares that such selling stockholder has the right to acquire upon the conversion of its Convertible Debentures. See note 11 to the table above for information regarding beneficial ownership limitations relating to the Warrant Shares and Convertible Debentures held by such selling stockholder.
(5)Consists of 278,473 shares of common stock held by such selling stockholder, 1,526,618 Warrant Shares underlying Warrants held by such selling stockholder and 264,948 shares that such selling stockholder has the right to acquire upon the conversion of its Convertible Debentures. See note 11 to the table above for information regarding beneficial ownership limitations relating to the Warrant Shares and Convertible Debentures held by such selling stockholder.
(6)Consists of 306,024 shares of common stock held by such selling stockholder, 1,148,292 Warrant Shares underlying Warrants held by such selling stockholder and 218,044 shares that such selling stockholder has the right to acquire upon the conversion of its Convertible Debentures. See note 11 to the table above for information regarding beneficial ownership limitations relating to the Warrant Shares and Convertible Debentures held by such selling stockholder.
(7)Consists of (i) 919,846 shares of common stock held by Gagnon Investment Associates Master Fund LLC (including 400,000 Shares) and (ii) 400,000 Warrant Shares underlying Warrants held by Gagnon Investment Associates Master Fund LLC. The Warrants may not be exercised to the extent that Gagnon Investment Associates Master Fund LLC and its affiliates would beneficially own more than 9.99% of our shares of common stock immediately after giving effect to the exercise. Neil Gagnon may be deemed to have voting and dispositive power with respect to the shares of common stock beneficially owned by Gagnon Investment Associates Master Fund LLC as well as 1,198,454 additional shares of common stock beneficially owned by entities affiliated with Mr. Gagnon, together with an additional 439,733 shares of common stock that such entities have the right to acquire upon the conversion of Convertible Debentures. The Convertible Debentures may not be converted to the extent that Mr. Gagnon and/or his affiliated persons or entities would beneficially own more than 9.99% of our shares of common stock outstanding immediately after giving effect to the conversion. Mr. Gagnon disclaims beneficial ownership of all securities held by Gagnon Investment Associates Master Fund LLC except to the extent of any pecuniary interest therein. The address of Mr. Gagnon and Gagnon Investment Associates Master Fund LLC is c/o Gagnon Securities, LLC, 1370 Avenue of the Americas, 24th Floor, New York, New York 10019. Gagnon Investment Associates Master Fund LLC is an affiliate of a broker-dealer and has represented to us that (1) it purchased the Shares and Warrants in the ordinary course of business and (2) at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the Shares and the Warrants.
(8)Consists of 2,843 shares of common stock held by such selling stockholder, 767,770 Warrant Shares underlying Warrants held by such selling stockholder and 109,339 shares that such selling stockholder has the right to acquire upon the conversion of its Convertible Debentures. See note 11 to the table above for information regarding beneficial ownership limitations relating to the Warrant Shares and Convertible Debentures held by such selling stockholder.
(9)Consists of 141,618 shares of common stock held by such selling stockholder, 476,685 Warrant Shares underlying Warrants held by such selling stockholder and 100,148 shares that such selling stockholder has the right to acquire upon the conversion of its Convertible Debentures. See note 11 to the table above for information regarding beneficial ownership limitations relating to the Warrant Shares and Convertible Debentures held by such selling stockholder.
(10)Consists of 107,475 shares of common stock held by such selling stockholder, 368,130 Warrant Shares underlying Warrants held by such selling stockholder and 72,576 shares that such selling stockholder has the right to acquire upon the conversion of its Convertible Debentures. See note 11 to the table above for information regarding beneficial ownership limitations relating to the Warrant Shares and Convertible Debentures held by such selling stockholder.
(11)The Warrants may not be exercised to the extent that Nantahala Capital Management, LLC and/or its managed funds and/or separate accounts would beneficially own more than 4.99% of our shares of common stock immediately after giving effect to the exercise. The Convertible Debentures may not be converted to the extent that Nantahala Capital Management, LLC and/or its managed funds and/or separate managed accounts would beneficially own more than 9.99% of our shares of common stock outstanding immediately after giving effect to the conversion. The figures presented in the table above and in notes 4, 5, 6, 8, 9 and 10 to the table above do not give effect to any such exercise or beneficial ownership limitations. Nantahala Capital Management, LLC is a registered investment adviser and has been delegated the legal power to vote and/or direct the disposition of such shares as a general partner or investment manager and would be considered the beneficial owner of such shares. The above shall not be deemed to be an admission by the record owners that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the reported shares.
(12)Consists of 104,000 Shares held by Mr. Harris. The address for Mr. Harris is c/o Craig-Hallum Capital Group LLC, 222 South 9th Street, Suite 350, Minneapolis, Minnesota 55402. Mr. Harris is an affiliate of a broker-dealer and has represented to us that (1) he purchased the Shares and Warrants in the ordinary course of business and (2) at the time of purchase, he had no agreements or understandings, directly or indirectly, with any person to distribute the Shares and the Warrants.
(13)Consists of 100,000 Shares held by Mr. Lipman. The address for Mr. Lipman is c/o Craig-Hallum Capital Group LLC, 222 South 9th Street, Suite 350, Minneapolis, Minnesota 55402. Mr. Lipman is an affiliate of a broker-dealer and has represented to us that (1) he purchased the Shares and Warrants in the ordinary course of business and (2) at the time of purchase, he had no agreements or understandings, directly or indirectly, with any person to distribute the Shares and the Warrants.
(14)Consists of 80,000 Shares held by Mr. Hartfiel. The address for Mr. Hartfiel is c/o Craig-Hallum Capital Group LLC, 222 South 9th Street, Suite 350, Minneapolis, Minnesota 55402. Mr. Hartfiel is an affiliate of a broker-dealer and has represented to us that (1) he purchased the Shares and Warrants in the ordinary course of business and (2) at the time of purchase, he had no agreements or understandings, directly or indirectly, with any person to distribute the Shares and the Warrants.
(15)Consists of 16,000 Shares held by Mr. Hultstrand. The address for Mr. Hultstrand is c/o Craig-Hallum Capital Group LLC, 222 South 9th Street, Suite 350, Minneapolis, Minnesota 55402. Mr. Hultstrand is an affiliate of a broker-dealer and has represented to us that (1) he purchased the Shares and Warrants in the ordinary course of business and (2) at the time of purchase, he had no agreements or understandings, directly or indirectly, with any person to distribute the Shares and the Warrants.

PLAN OF DISTRIBUTION
We are registering the Shares and Warrant Shares to permit the resale of these shares of common stock by the holders of such shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.
Each selling stockholder of the common stock and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for the common stock or any other stock exchange, market or trading facility on which the common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•settlement of short sales;
•in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such common stock at a stipulated price per security;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.
The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 5110; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver these shares to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
We are required to pay certain fees and expenses incurred by us incident to the registration of the common stock. We and the selling stockholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed to use our best efforts to keep the registration statement, of which this prospectus is a part, effective until the earliest to occur of the following: (i) such time as there are no Shares, Warrant Shares and Warrants outstanding, (ii) when the Shares and Warrant Shares may be freely sold pursuant to Rule 144 under the Securities Act or (iii) July 21, 2021. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS
Cooley LLP, Palo Alto, California, will pass upon the validity of the shares of common stock offered hereby. As of the date of this prospectus, GC&H Investments, LLC and GC&H Investments, entities comprised of partners and associates of Cooley LLP, beneficially own an aggregate of 11,763 shares of our common stock.
EXPERTS
The consolidated financial statements of Apollo Endosurgery, Inc. and subsidiaries as of December 31, 2019 and 2018, and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the December 31, 2019 consolidated financial statements contains an explanatory paragraph that states that the company has suffered recurring losses from operations, cash flow deficits and debt covenant violations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.
We maintain a website at www.apolloendo.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-35706):
•our Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 26, 2020, as amended on Form 10-K/A filed on April 29, 2020;
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, which were filed with the SEC on May 4, 2020 and August 4, 2020, respectively;
•our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on March 5, 2020, April 20, 2020 (excluding Item 7.01), May 22, 2020, July 1, 2020 and July 22, 2020 (excluding Item 2.02 and Exhibit 99.1 thereto); and
•the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A/A, filed with the SEC on October 31, 2012.
All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.
We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of our common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:
Apollo Endosurgery, Inc.
1120 South Capital of Texas Highway
Building 1, Suite 300
Austin, Texas 78746
Attn: Secretary

Common Stock

PRELIMINARY PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth an estimate of the fees and expenses payable by us in connection with the sale of the securities being registered.

Amount
SEC registration fees	$3,972
FINRA filing fees	5,090
Accounting fees and expenses	15,000
Legal fees and expenses	125,000
Miscellaneous fees and expenses	10,938
Total	$160,000
Item 15. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.
Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws require us to indemnify our directors and officers, and permit us to indemnify our employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.
We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.
We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Item 16. Exhibits

Exhibit Number	Exhibit Description	Schedule / Form	File Number	Exhibit	File Date
3.1	Amended and Restated Certificate of Incorporation	Form 8-K	001-35706	3.1	June 13, 2017
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation	Form 8-K	001-35706	3.2	January 3, 2017
3.3	Amended and Restated Bylaws	Form 8-K	001-35706	3.2	June 13, 2017
4.1	Reference is made to Exhibits 3.1 through 3.3
4.2	Form of Common Stock Certificate of the registrant	Form 10-Q	001-35706	4.1	May 4, 2017
5.1	Opinion of Cooley LLP				Filed Herewith
10.1	Registration Rights Agreement, dated as of July 17, 2020, by and among the registrant and the purchasers named therein	Form 8-K	001-35706	10.2	July 22, 2020
10.2	Form of Pre-funded Warrant, dated as of July 21, 2020, issued by the registrant	Form 8-K	001-35706	10.3	July 22, 2020
23.1	Consent of Independent Registered Public Accounting Firm				Filed Herewith
23.2	Consent of Cooley LLP (included in Exhibit 5.1)				Filed Herewith
24.1	Power of Attorney (see signature page to this registration statement)				Filed Herewith
Item 17. Undertakings
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on August 13, 2020.

APOLLO ENDOSURGERY, INC.

By:	/s/ Todd Newton
Todd Newton
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd Newton and Stefanie Cavanaugh, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable Apollo Endosurgery, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Todd Newton	Chief Executive Officer and Director	August 13, 2020
Todd Newton	(Principal Executive Officer)

/s/ Stefanie Cavanaugh	Chief Financial Officer, Treasurer and Secretary	August 13, 2020
Stefanie Cavanaugh	(Principal Financial Officer)

/s/ Chrissy Citzler-Carr	Controller	August 13, 2020
Chrissy Citzler-Carr	(Principal Accounting Officer)

/s/ John Barr	Chairman of the Board	August 13, 2020
John Barr

/s/ Rick Anderson	Director	August 13, 2020
Rick Anderson

/s/ William D. McClellan, Jr.	Director	August 13, 2020
William D. McClellan, Jr.

/s/ R. Kent McGaughy, Jr.	Director	August 13, 2020
R. Kent McGaughy, Jr.

/s/ David C. Pacitti	Director	August 13, 2020
David C. Pacitti

/s/ Bruce Robertson, Ph.D.	Director	August 13, 2020
Bruce Robertson, Ph.D.

/s/ Julie Shimer, Ph.D.	Director	August 13, 2020
Julie Shimer, Ph.D.